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                                                                    EXHIBIT 2.3

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


             This First Amendment (this "First Amendment") to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 14, 2000, between Saw Mill Investments LLC ("Saw Mill"), GEEG Holdings, L.L.C. (the "Company"), GEEG Acquisition Holdings Corp. ("Parent") and GEEG Acquisition, L.L.C. ("Merger Sub"), is dated as of August 1, 2000. Each capitalized term which is used and not otherwise defined in this First Amendment has the meaning given to such term in the Merger Agreement.

             1. AMENDMENTS TO THE MERGER AGREEMENT.

             (a) Definition of Cash and Cash Equivalents. The phrase "as of immediately prior to the Closing" wherever used in the definition of "Cash and Cash Equivalents" (as such term is defined in Section 1.9(a) of the Merger Agreement) is hereby deleted and the following is substituted therefore: "as of July 29, 2000".

             (b) Definition of Closing Date Funded Indebtedness. The phrase "as of immediately prior to the Closing" wherever used in the definition of "Closing Date Funded Indebtedness" (as such term is defined in Section 1.9(a) of the Merger Agreement) is hereby deleted and the following is substituted therefore:
"as of July 29, 2000".

             (c) Net Working Capital. The phrase "Net Working Capital as of immediately prior to the Closing" wherever used in the Merger Agreement (including Exhibit B attached thereto) is hereby deleted and the following is substituted therefore: "Net Working Capital as of July 29, 2000".

             (d) Tax Distributions. The phrase "except to the extent necessary to permit the Company to comply with its obligations to make tax distributions to its members pursuant to Section 6.4 of the Company LLC Agreement" is hereby deleted from Section 4.1(c) of the Merger Agreement.

             (e) Tax Matters. Section 4.2(b) is hereby amended to read as follows:


             "Each of the Company, Parent, Merger Sub, Surviving Entity and Saw Mill agrees for federal income Tax purposes to treat the transactions contemplated by this Agreement as producing a termination of the Company pursuant to Code section 708(b)(1)(B) (and any similar provision of state and/or local income tax law) which in turn produces, as required by current Treasury Regulations, a termination of certain Subsidiaries of the Company treated as partnerships for federal income tax purposes (the "Terminated Subsidiaries"). Each of the Company, Parent, Merger Sub, Surviving Entity and Saw Mill agrees to allocate the income, gains, losses, deductions,
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credits and other items of the Company (and, where necessary, of any Terminated
Subsidiary) to the holders of Company Common Units (or the owner of any Terminated Subsidiary) for the taxable period ending on the Closing Date by using a "closing of the books" method (as described in Treasury Regulation
Section 1.706-1(c), and not, except as provided in the following sentence, by estimating the pro rata part of such items) as of the end of the Closing Date. For purposes of this Section 4.2(b), a "closing the books" of the Company and any Terminated Subsidiary, and the resulting income, gains, losses, deductions, credits and other items as of the Closing Date shall be achieved by calculating
(i) the actual results of operations of the Company and, as necessary, any Terminated Subsidiary for the current taxable year through July 29, (but excluding Seller Expenses) to which shall be added (ii) 2/5 of the income, gains, losses, deductions, credits and other items of the Company, or, as necessary, a Terminated Subsidiary, other than Extraordinary Items, for the week ended August 5, 2000, and from which shall be subtracted (iii) all Extraordinary Items. For purposes of this Section 4.2(b), "Extraordinary Items" shall mean, without duplication, (a) the Option Consideration, (b) amounts paid during the week ended August 5, 2000, on or prior to the Closing Date or payable as of the Closing Date in the nature of compensation as a result of the transactions contemplated herein, (c) amounts paid during the week ended August 5, 2000, on or prior to the Closing Date or payable as of the Closing Date with respect to the prepayment of financing arrangements of the Company or any Subsidiary (including, without limitation, termination fees and pre-payment penalties) as a result of the transactions contemplated herein, (d) the Seller Expenses, and (e) all other amounts incurred by the Company or any Subsidiary during the week ended August 5, 2000, on or prior to the Closing Date that were not incurred in the ordinary course of business but incurred with respect to the transactions contemplated herein. In the event that it is determined that the transactions contemplated by this Agreement do not result in a termination of the Company pursuant to Code section 708(b)(1)(B), then each of the Company, Parent, Merger Sub, Surviving Entity and Saw Mill agrees that for purposes of Code section 706 (for both members who dispose of their entire interest in the Company and members whose interest in the Company changes) to allocate the income, gains, losses, deductions, credits and other items of the Company (and, where necessary, of any Terminated Subsidiary) to the holders of Company Common Units (or the owner of any Terminated Subsidiary) for the taxable period ending on the Closing Date by using a "closing of the books" as of the end of the Closing Date, as described above."

             (f) Adjustment to Estimated Purchase Price. The phrase "from the Closing Date" wherever used in Section 1.9(d) is hereby deleted and the following is substituted therefore: "from July 29, 2000".

             (g) Representations and Warranties of the Company. Article 2 shall be amended by adding the following Section immediately after Section 2.19 and by renumbering Section 2.20 as Section 2.21:

               "Section 2.20 Post-July 28, 2000 Payments.



               During the period beginning on July 28, 2000 and ending as of immediately prior to Closing, none of the Company or any Subsidiary has (i) expended any cash or cash equivalents to discharge all or any portion of the Seller
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Expenses or Funded Indebtedness or to make distributions to any of the members of the Company or (ii) incurred any Funded Indebtedness."

             (h) Threshold. The phrase "except for Losses pursuant to Section 7.2(a)(iii)" wherever used in Section 7.4(b) is hereby deleted and the following is substituted therefore: "except for Losses pursuant to Section 7.2(a)(iii) and except for Losses pursuant to any breach of the representations and warranties of the Company contained in Section 2.20, in each case,".

             2. INTEREST. As consideration for this First Amendment, on the Closing Date, contemporaneously with the filing of the Certificate of Merger, the Company shall pay (i) by wire transfer of immediately available funds to Saw Mill (on behalf of the holders of the Company Common Units as of immediately prior to the Closing) an interest payment of $127,723 (the "Common Equity Interest Payment"), which interest payment represents interest at a rate of 7.50% per annum on the Estimated Purchase Price (less the Equity Amount) for the three-day period beginning on July 29, 2000 and ending on August 1, 2000 and
(ii) to each holder of Company Equity Options his or its pro rata share (based upon the number of Company Common Units all such Company Equity Options are exercisable for as of immediately prior to the Closing) of an aggregate interest payment of $36,799 (the "Company Equity Options Interest Payment"), which aggregate interest payment represents interest at a rate of 7.50% per annum on the Option Payments for the three-day period beginning on July 29, 2000 and ending on August 1, 2000. Immediately after receipt of the Common Equity Interest Payment, Saw Mill shall distribute the Common Equity Interest Payment to the holders of Company Common Units as of immediately prior to the Closing based upon the relative amount of the Estimated Purchase Price (less the Equity Amount) such holders of Company Common Units shall be entitled to receive pursuant to the Merger Agreement.

             3. THE MERGER AGREEMENT. In all other respects the Merger
Agreement is ratified and shall, as so changed by this First Amendment, continue in full force and effect.

             4. COUNTERPARTS. This First Amendment may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

             5. GOVERNING LAW. This First Amendment shall be governed and construed in accordance with the same laws as the Merger Agreement.

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             IN WITNESS WHEREOF, the parties have executed this First Amendment to the Merger Agreement as of the date first written above.


                                   SAW MILL INVESTMENTS LLC


                                   By: /s/ Howard Unger
                                      ------------------------------------------
                                      Name: Howard Unger
                                      Title:   President


                                   GEEG HOLDINGS, L.L.C.



                                   By: /s/ Larry Edwards
                                      ------------------------------------------
                                      Name: Larry Edwards
                                      Title:   Chief Executive Officer


                                   GEEG ACQUISITION HOLDINGS CORP.


                                   By: /s/ Stephen Eisenstein
                                      ------------------------------------------
                                      Name:    Stephen Eisenstein
                                      Title:   President


                                   GEEG ACQUISITION, L.L.C.



                                   By: /s/ Stephen Eisenstein
                                      ------------------------------------------
                                      Name:    Stephen Eisenstein
                                      Title:   President